EXHIBIT 10.6
MANSUR
INDUSTRIES
PAUL L. MANSUR
CHIEF EXECUTIVE OFFICER


November 21, 1995

Mr. Charles W. Profilet
640 East Lake Dasha Drive
Plantation, Florida 33324-3134

RE: EMPLOYMENT AGREEMENT

Dear Mr. Profilet:

Mansur Industries Inc. (the "Company") is pleased to offer you the top management position of VICE PRESIDENT BUSINESS DEVELOPMENT, commencing on or about November 27th, 1995, subject to the conditions set forth below.

The responsibilities of the position will include all aspects of overall management of the Company's sales, marketing and other business development efforts as outlined in Appendix A attached hereto. The position will report to the President.

The following represents the starting compensation package that the Company is offering:

1 - Base Salary:   $80,000.00 per annum payable semi-monthly.

2 - Incentives:    Commissions payable monthly on total Company new units sold in the United States (excluding units placed as a result of acquisitions) ranging from $5.00 per unit for parts washers to $25.00 per unit for jet washers. Incentives are based on full 60 month leases. Leases under 60 months shall earn incentives on a pro-rata basis. Incentives are payable monthly upon receipt of payment from the customer or the leasing company. All or any fractional part of monthly incentives earned may be converted, at your option, to Company stock at the current publicly traded closing price of the stock on the date of the incentive payment, less a ten
                   (10%) percent discount, such discount to be periodically reviewed and adjusted by the Board of Directors. The right to convert any part of your monthly incentives into Company stock is conditioned upon a successful Initial Public
                   Offering (the "IPO") and, pursuant to the regulations of the SEC, on the obtainment of an opinion from Company counsel that you meet the qualifications to purchase such shares.
                   Nothing contained herein shall be deemed an offer with respect to purchase of Company stock. Prior to the Company's
                   IPO, incentives may be accumulated and converted on the basis of the IPO OFFERING PRICE.


3 - Reallocation   During the first year of your employment, to equitably
    Option:        compensate you for initial sales ramp up, manufacturing
                   undercapacity or other possible delays outside of your control and responsibility, you may elect to allocate a portion of your incentive compensation to Company stock on the basis of the following formula: $1.50 in unit commission incentives for parts washers (and corresponding pro-rata reduction on other products), may be reallocated, at your option, during the first year of your employment, to a monthly award of Company stock equal to $1,500 of stock (at the publicly traded closing price of the stock on the date of each monthly incentive payment). Prior to the Company's IPO, incentives may be accumulated and converted on the basis of the IPO OFFERING PRICE.


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Page 2     Mr. Charles W. Profilet   November 21, 1995


4 - Profit         Participation in the Company's annual executive profit
   Sharing:        sharing awards when and if adopted, to be determined
                   annually by a committee of the Board of Directors.


5 - Stock Plans:   Participation in the Company's annual executive stock awards or stock option awards, when and if adopted, to be determined annually by a committee of the Board of Directors. The date of implementation of the stock option plan to be determined by the Board of Directors after the Company's IPO.


6 - Other          A salary continuance guarantee, effective 90 days after your
    Benefits:      employment commences, will guarantee you the payment of your full base salary until the earlier of your securing new employment or six months, if you are terminated by the Company during the first year of employment for any reason other than acts of dishonesty, malfeasance or other impropriety.

                   Two weeks paid vacation first year. Additional vacation in accordance with Company policy when adopted.

                   Car allowance of $400.00 per month to be paid by the Company.

                   Health insurance coverage will be excluded.

                   Mobile telephone expenses paid by the Company subject to a maximum of $200.00 per month.

                   Standard Company travel and sales related expenses to be paid by the Company.

The offer for employment is subject, in all respects, to the execution of non-circumvention nondisclosure agreements.

The Company looks forward to your joining its top management team.

Very truly yours,


/s/ PAUL L. MANSUR
- ------------------
Paul L. Mansur

AGREED TO BY: Charles W. Profilet


/s/  CHARLES W. PROFILET
- ------------------------
Charles W. Profilet